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                                Exhibit 10(c)
                            ISABELLA BANK AND TRUST
                    DEFERRED COMPENSATION PLAN FOR DIRECTORS

1. PARTICIPANTS. Any director of Isabella Bank and Trust ("Bank"), or employee of the Bank receiving board fees may elect to become a participant ("Participant") under this Isabella Bank and Trust Deferred Compensation Plan for Directors ("Plan") by providing written notice to the Bank.

2. AMENDMENT AND RESTATEMENT OF EXISTING PLAN. Effective January 1, 1990, the Bank adopted the Isabella Bank and Trust Directors Deferred Income Agreement ("Prior Plan"). The Prior Plan has been completely amended and restated effective January 1, 1996 by adopting the Isabella Bank and Trust Deferred Compensation Plan for Directors. Any amount due and owing under the Prior Plan to any Participant in this Plan as of December 31, 1995 ("Grandfathered Amounts") shall be credited to the Participant's Deferred Money Account subject to the terms and conditions as set forth in paragraph 4(a) below. Such Grandfathered Amounts shall then be converted into a Stock Unit Account pursuant to the terms and conditions of paragraph 4(b) of this Plan.

3. DEFERRED RETAINER AND FEES. Each Participant may defer all or any portion (subject to a minimum required deferral of at least 25%) of his Bank retainer and fees (including committee fees) which are earned for the year commencing after the date of said election as he may specify in said written notice to the Bank, and such amounts so deferred shall be paid only as hereinafter provided. Any Participant may change the amount of, or suspend, future deferrals with respect to fees and retainers earned for years commencing after the date of change or suspension as he may specify by written notice to the Bank. Following any such suspension, the individual may make a new election to again become a Participant. No Participant may make such change more often than once in any 12-month period or again become a Participant within 12 months after the date of a suspension. The election to defer shall be irrevocable as to the deferred retainer and fees for the particular 12-month period.

4.   METHOD OF DEFERRAL AND DISTRIBUTION.

 (a) For each Participant electing to participate in this Plan, the Bank shall maintain a deferred money account ("Deferred Money Account") which shall periodically be converted into a stock unit account ("Stock Unit Account") for each such Participant. Each Participant will be furnished annually with a statement of his Account.

 (b) Deferred retainers and fees of each Participant shall be credited as a dollar amount to the Participant's Deferred Money Account on the date they otherwise


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       would be payable and shall be converted into stock units quarterly  at
       March 1, June 1, September 1, and December 1 in each year (the "Valuation Dates") by dividing the dollar balance of such Deferred Money Account as of the end of each such quarter by the price of a share of IBT Bancorp, Inc. common stock as determined by the IBT Bancorp, Inc. Stockholder Dividend Reinvestment and Employee Stock Purchase Plan. The number of stock units for full shares so determined shall be credited to the Participant's Stock Unit Account and the aggregate value thereof at said closing price shall be charged to the Participant's Deferred Money Account after such charge shall be used together with other subsequent credits thereto at the next Valuation Date.

  (c)  Additional credits will be made to each Participant's Deferred
       Money Account in dollar amounts equal to the cash dividends (or the fair market value of dividends paid in property) the Participant would have receive from time to time had he been the owner on the record dates with respect thereto of the number of shares of IBT Bancorp, Inc. common stock equal to the number of stock units in his Stock Unit Account on such dates. In the case of a stock dividend or stock split, additional credits will be made to each Participant's Stock Unit Account of the number of stock units equal to the number of full shares of IBT Bancorp, Inc. common stock in the case of a stock dividend or a stock split which such Participant would have received from time to time had he been the owner on the record dates with respect thereto of the number of shares of IBT Bancorp, Inc. common stock equal to the number of stock units in his Stock Unit Account on such dates.

5. DISTRIBUTION.

   (a) Upon termination of a Participant's service with the Bank
       (including mandatory retirement from the Bank's Board of Directors), and/or upon attainment of age 65 (each event being a "Distribution Event") the Participant, with the Bank's consent, shall receive:

       (i) payment in cash of the balance in his Deferred Money Account, if any, remaining after the Valuation Dates occurring in the calendar year of the Distribution Event, but after the date of the Distribution Event; and

       (ii) payment of the balance in his Stock Unit Account as of the date of the Distribution Event, in shares of IBT Bancorp, Inc. common stock, or at the option of the Participant as he directs by written notice delivered to the Bank within thirty (30) days after the date of the Distribution Event, in cash equal to the value of such shares as of the date(s) of distribution, or in any combination of stock or cash.

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     (iii) The distributions in 5(a)(i) and (ii) above shall be payable in monthly installments commencing no sooner than six months following the last Valuation Date that occurred prior to the Distribution Event. Such distributions may be paid in a single sum as determined by the Bank in its sole discretion. The Bank may counsel with Participant prior to such determination.

 (b) If such Participant shall cease his service with the Bank by reason of his death or if he shall die after he shall be entitled to distributions hereunder but prior to receipt of all distributions hereunder, all cash or IBT Bancorp, Inc. common stock then distributable hereunder shall be distributed to such beneficiary as such Participant shall designate by an instrument in writing filed with the Bank, or in the absence of such designation, to his personal representative, or if none is appointed within six months of his death, to his spouse, or if not then living, to his then living descendants, per stirpes, in the same manner and at the same intervals as they would have been made to such Participant had he continued to live. The Bank may, in its complete discretion, accelerate some or all of the payments which may be due under this Section 5(b). Upon filing a written designation of beneficiary with the Bank, it shall revoke all prior designations filed prior to that date by the Participant.

6. PARTICIPANT'S RIGHTS UNSECURED. The right of any Participant to receive a distribution hereunder in IBT Bancorp, Inc. common stock or in cash shall be an unsecured claim against the general assets of the Bank. The deferred retainers and fees may not be encumbered or assigned by the Participant.

7. UNFUNDED PLAN. The Plan shall be a bookkeeping account only, and the Bank shall not be required in any way to fund the Plan. The Bank shall have no obligation to set aside, earmark or entrust any fund, policy or money with which to pay its obligations under the Plan. The Participant, or any successor in interest, shall be and remain a general creditor of the Bank with respect to the right to receive a benefit under this Plan in the same manner as any other creditor who has a general claim for unpaid liability. The Bank shall be the sole owner and beneficiary of any assets acquired for its general account under this plan. The Bank shall not make any loans or extend credit to the Participant, or any successor in interest, which shall be offset by benefits payable under this Plan.

8. AMENDMENTS TO THE PLAN. The Board of Directors of the Bank may amend the Plan at any time, without the consent of the Participants or their beneficiaries, provided, however, that no amendment shall divest any Participant or beneficiary of rights to which he would have been entitled if the Plan had been terminated on the effective date of such amendment.


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9.   TERMINATION OF PLAN.  The Board of Directors of the Bank may terminate the
     Plan at any time. Upon termination of the Plan, distributions in respect of credits to a Participant's Accounts as of the date of termination shall be made in the manner and at the time heretofore prescribed.

10.  EXPENSES.  Costs of administration of the Plan will be paid by the Bank.

11. STATUS OF PLAN. This Plan does not constitute a contract of employment between the parties, nor shall any provision of this Plan restrict the right of a director to terminate service on the Board.

12. BINDING EFFECT. This Plan shall be binding upon and inure to the benefit of the parties hereto and upon the successors and assigns of the Bank, and upon the heirs and legal representatives of the Participant.

13. INCOMPETENCY. If the Bank shall find that any person to whom any payment is payable under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, a committee or other legal representative) may be paid to the spouse, a child, a parent, a brother or sister, or a custodian determined pursuant to the Uniform Gift to Minors Act, or to any person deemed by the Bank to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Bank may determine. Any such payment shall be a complete discharge of the liabilities of the Bank under this Plan.

14. ASSIGNMENT OF RIGHTS. None of the rights to compensation under this Plan are assignable by the Participant or any beneficiary or designee of the Participant, and any attempt to anticipate, sell, transfer, assign, pledge, encumber, or change the Participant's right to receive compensation shall be void.

15.  NAMED FIDUCIARY.

      (a) The Bank is hereby designated as the named fiduciary under this Plan. The named fiduciary shall have authority to control and manage the operation and administration of this Plan, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Plan.

      (b) The Bank shall make all determinations as to rights to benefits under this Plan. Any decision by the Bank denying a claim made by the Participant or by a beneficiary for benefits under this Plan shall be stated in writing and delivered or mailed to the Participant or such beneficiary. Such statements shall set forth the specific reasons for the denial, written to the best of the

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          Bank's ability in a manner that may be understood without legal or actuarial counsel. In addition, the Bank shall afford a reasonable opportunity to the Participant or such beneficiary for a full and fair review of the decision denying such claim.

      (c) Subject to the foregoing, the Board of Directors of the Bank shall appoint an impartial Administrative Committee consisting of Bank officers who are not participants in the Plan. The Administrative Committee shall have the full power and authority to interpret, construe and administer this Plan. No member of the Administrative Committee shall, in any event, be liable to any person for any action taken or omitted in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act be made in good faith. In no event, however, shall the provisions of paragraph 7 or any other provisions in this Plan prevent the Participant from seeking legal recourse for any claim he may have under this Plan.

16. GOVERNING LAW. This Plan shall be governed by the laws of the State of Michigan.

17. SEVERABILITY. In the event that any of the provisions of this Plan or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provision held invalid or inoperative; and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

18. PERIOD OF ECONOMIC HARDSHIP. If, in any year, payments made under this Plan would, in the sole judgment of the Board of Directors, create economic hardship for the Bank's depositors, the Board of Directors has full authority to postpone such payments. However, upon such postponement, the Bank will increase the total sum payable to the Participant or the Participant's beneficiaries under this Plan by an actuarially determined amount.

19. PRIOR PLAN. This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous plans (including the Prior Plan) or understanding between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

                                    ISABELLA BANK AND TRUST



                                    BY:
                                       --------------------------------
                                    ITS:  Senior Vice President and CFO
                                        -------------------------------


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